INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No.116 to Registration Statement (No. 2-67052) on Form N-1A of Forum Funds of our reports for Investor Bond Fund, TaxSaver Bond Fund, Austin Global Equity Fund, and Shaker Fund each dated May 17, 2002 and of our report for BrownIA Small-Cap Growth Fund, BrownIA Growth Equity Fund, and BrownIA Intermediate Bond Fund dated June 28, 2002 in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Financial Highlights" appearing in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 30, 2002